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                       SECURITIES AND EXCHANGE COMMISSION,
                              WASHINGTON, DC 20549
                                   -----------

                                 SCHEDULE 13E-3

                        RULE 13E-3 TRANSACTION STATEMENT
           UNDER SECTION 13(E) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. _____)

                             WESTPOINT STEVENS INC.
                              (Name of the Issuer)

                     Common Stock, $.01 par value per share
                         (Title of Class of Securities)

                                    961238 102
                                    961238 201
                      (CUSIP Number of Class of Securities)

                        Christopher N. Zodrow, Secretary
                             WestPoint Stevens Inc.
                              507 West Tenth Street
                            West Point, Georgia 31833
                                 (706) 645-4000
 (Name, Address and Telephone Number of Person Authorized to Receive Notice and
             Communications on Behalf of Person(s) Filing Statement)

                                   Copies to:

                             Howard Chatzinoff, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 310-8000

     This statement is filed in connection with (check the appropriate box):

           a. [x] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e3(c) under the Securities Exchange Act of 1934.

           b. [ ] The filing of a registration statement under the Securities Act of 1933.

           c.   [ ] A tender offer.

           d.   [ ] None of the above.

NY2:\903558\04\80765.0025
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           Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [X]

           Check the following box if the filing is a final amendment reporting for results of the transaction: [ ]

------------------------------------------- ------------------------------------
Transaction Valuation*                      Amount of Filing Fee
------------------------------------------- ------------------------------------
649,202,677                                 $129,841
------------------------------------------- ------------------------------------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

           [X] Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           Amount Previously Paid:   $129,841.00

           Form or Registration No.: Preliminary Proxy Statement on Schedule 14A

           Filing Party:             WestPoint Stevens Inc.

           Date Filed:               April 25, 2000


           The price is $22.00 per share of common stock. The proposed maximum aggregate value of the transaction is $649,202,677, which is the sum of (1) the product of 28,967,464 shares of outstanding common stock (excluding 20,381,934 shares that will continue to be outstanding following the recapitalization) and $22.00 per share, plus (2) $11,918,469 to be paid in respect of the cancellation of options for 1,955,128 shares of common stock (calculated as the aggregate amount of the excess, if any, of $22.00 over the exercise price specified in each option). The filing fee equals 1/50 of 1% of the maximum aggregate value of the transaction.


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           This Rule 13e-3 transaction statement (this "Statement") of WestPoint
Stevens Inc., a Delaware corporation ("WestPoint"), relates to the Plan of Recapitalization dated as of March 24, 2000 (the "Plan"), pursuant to which the capital stock of WestPoint will be reclassified through two charter amendments to WestPoint's certificate of incorporation (the "Recapitalization"). In the Recapitalization, shares of WestPoint common stock, par value $0.01 per share, outstanding immediately before the effective time of the Recapitalization and held by public stockholders (as defined in the Plan) will be reclassified and converted into an equal number of shares of series B participating preferred stock, par value $0.01 per share, and each reclassified share will be immediately redeemed for $22.00 in cash, without interest. Shares of common stock held by exchanging stockholders (as defined in the Plan) will be exchanged for an equal number of shares of series A participating preferred stock, par value $0.01 per share, immediately prior to the effective time of the Recapitalization; at such effective time, the shares of series A participating preferred stock will be reclassified and converted into an equal number of shares of common stock of WestPoint.

           The Plan has already been approved by the board of directors of WestPoint (without the participation of Holcombe T. Green, Jr. and Thomas J.
Ward). This Statement is intended to satisfy the reporting requirements of
Section 13(e) of the Securities Exchange Act of 1934, as amended (the "Exchanging Act").

           This Statement is filed in connection with the filing by WestPoint of a preliminary proxy statement (the "Proxy Statement") under Regulation 14A of the Exchange Act relating to the Recapitalization and the Plan. The information in the Proxy Statement is hereby expressly incorporated herein by reference in response to the items of Schedule 13e-3, except as otherwise set forth below.

           ITEM 2. SUBJECT COMPANY INFORMATION

                  (e)   Prior Public Offerings. None

           ITEM 4. TERMS OF THE TRANSACTION

                  (e) Provisions for Unaffiliated Security Holders. No provisions have been made by WestPoint in connection with the Recapitalization to grant unaffiliated security holders access to WestPoint's corporate files or to obtain counsel at WestPoint's expense.

                  (f)   Eligibility for Listing or Trading. Not applicable.

           ITEM 10. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                  (b) Conditions. WestPoint does not have any alternative financing arrangements or plans in the event the primary financing plans for the Recapitalization falls through.


           ITEM 13. FINANCIAL STATEMENTS.

                  (b)   Pro Forma Information. Not applicable.


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           ITEM 16. EXHIBITS.

           The following documents are filed as exhibits to this Statement:

              (a)(1) Preliminary copy of Letter to Shareholders, incorporated by reference to Schedule 14A filed by West Point with the Securities and Exchange Commission on April 25, 2000.

              (a)(2) Preliminary copy of Notice of Special Meeting of
                     Shareholders, incorporated by reference to Schedule 14A filed by West Point with the Securities and Exchange Commission on April 25, 2000.

              (a)(3) Preliminary Proxy Statement, incorporated by reference to
                     Schedule 14A filed by West Point with the Securities and Exchange Commission on April 25, 2000.

              (a)(4) Form of Proxy, incorporated by reference to Annex D to
                     Schedule 14A filed by West Point with the Securities and Exchange Commission on April 25, 2000.

              (a)(5) Press release issued by WestPoint dated March 24, 2000, incorporated by reference to the Current Report on Form 8-K filed by WestPoint with the Securities and Exchange Commission on March 27, 2000.

              (b)(1) Credit Agreement, dated __________, 2000, among WestPoint,
                     First Union National Bank and the other parties set forth therein, to be filed by amendment.

              (c)(1) Fairness Opinion of Merrill Lynch & Co., dated March 24,
                     2000.

              (c)(2) Fairness Opinion of Banc of America Securities LLC, dated
                     March 24, 2000.

              (c)(3) Form of Fairness Opinion of Merrill Lynch & Co., dated
                     ________, 2000, incorporated by reference to Annex B-1 to
                     Schedule 14A filed by WestPoint with the Securities and Exchange Commission on April 25, 2000.

              (c)(4) Form of Fairness Opinion of Banc of America Securities LLC,
                     dated _______, 2000, incorporated by reference to Annex B-2 to Schedule 14A filed by West Point with the Securities and Exchange Commission on April 25, 2000.


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              (d)(1) Plan of Recapitalization, dated as of March 24, 2000, incorporated by reference to Annex A to Schedule 14A filed by West Point with the Securities and Exchange Commission on April 25, 2000.

              (d)(2) Letter from WPS Investors, L.P. to WestPoint, dated March
                     24, 2000, incorporated by reference to Exhibit 3 to
                     Schedule 13D/A filed by Holcombe T. Green, Jr. with the Securities and Exchange Commission on March 28, 2000.

              (d)(3) Letter from Holcombe T. Green, Jr. to WestPoint, dated
                     March 24, 2000, incorporated by reference to Exhibit 4 to
                     Schedule 13D/A filed by Holcombe T. Green, Jr. with the Securities and Exchange Commission on March 28, 2000.

              (d)(4) Letter from Green Capital IV, L.P. to WestPoint, dated
                     March 24, 2000, incorporated by reference to Exhibit 5 to
                     Schedule 13D/A filed by Holcombe T. Green, Jr. with the Securities and Exchange Commission on March 28, 2000.

              (d)(5) Letter from Green & Company, L.P. to WestPoint, dated March
                     24, 2000, incorporated by reference to Exhibit 6 to
                     Schedule 13D/A filed by Holcombe T. Green, Jr. with the Securities and Exchange Commission on March 28, 2000.

              (d)(6) Letter from Hall Family Investments, L.P. to WestPoint, dated March 24, 2000.

              (d)(7) Letter from Tom Ward to WestPoint, dated March 31, 2000.

              (d)(8) Letter from David C. Meek to WestPoint, dated March 31,
                     2000.

              (d)(9) Letter from Jack Toolan to WestPoint, dated March 31, 2000.

              (d)(10) Letter from Joan Amberg to WestPoint, dated March 31,
                     2000.

              (d)(11) Letter from Northeast Investors Trust to WestPoint, dated
                     March 31, 2000.


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                                    SIGNATURE

           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated: April 25, 2000


                                        WESTPOINT STEVENS INC.


                                        /s/ Christopher N. Zodrow
                                        -------------------------
                                        By: Christopher N. Zodrow
                                        Title: Vice President and Secretary





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                                  EXHIBIT INDEX


EXHIBIT NO.          DESCRIPTION
-----------          -----------

(a)(1) Preliminary copy of Letter to Shareholders, incorporated by reference to Schedule 14A filed by West Point with the Securities and Exchange Commission on April 25, 2000.

(a)(2) Preliminary copy of Notice of Special Meeting of Shareholders, incorporated by reference to Schedule 14A filed by West Point with the Securities and Exchange Commission on April 25, 2000.

(a)(3) Preliminary Proxy Statement, incorporated by reference to Schedule 14A filed by West Point with the Securities and Exchange Commission on April 25, 2000.

(a)(4) Form of Proxy, incorporated by reference to Annex D to Schedule 14A filed by West Point with the Securities and Exchange Commission on April 25, 2000.

(a)(5) Press release issued by WestPoint dated March 24, 2000, incorporated by reference to the Current Report on Form 8-K filed by WestPoint with the Securities and Exchange Commission on March 27, 2000.

(b)(1) Credit Agreement, dated __________, 2000, among WestPoint, First Union National Bank and the other parties set forth therein, to be filed by amendment.

(c)(1)     Fairness Opinion of Merrill Lynch & Co., dated March 24, 2000.

(c)(2)     Fairness Opinion of Banc of America Securities LLC, dated March 24,
           2000.

(c)(3) Form of Fairness Opinion of Merrill Lynch & Co., dated ________, 2000, incorporated by reference to Annex B-1 to Schedule 14A filed by WestPoint with the Securities and Exchange Commission on April 25, 2000.

(c)(4) Form of Fairness Opinion of Banc of America Securities LLC, dated _______, 2000, incorporated by reference to Annex B-2 to Schedule 14A filed by West Point with the Securities and Exchange Commission on April 25, 2000.

(d)(1) Plan of Recapitalization, dated as of March 24, 2000, incorporated by reference to Annex A to Schedule 14A filed by West Point with the Securities and Exchange Commission on April 25, 2000.

(d)(2) Letter from WPS Investors, L.P. to WestPoint, dated March 24, 2000, incorporated by reference to Exhibit 3 to Schedule 13D/A filed by Holcombe T. Green, Jr. with the Securities and Exchange Commission on March 28, 2000.


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(d)(3)     Letter from Holcombe T. Green, Jr. to WestPoint, dated March 24,
           2000, incorporated by reference to Exhibit 4 to Schedule 13D/A filed by Holcombe T. Green, Jr. with the Securities and Exchange Commission on March 28, 2000.

(d)(4) Letter from Green Capital IV, L.P. to WestPoint, dated March 24, 2000, incorporated by reference to Exhibit 5 to Schedule 13D/A filed by Holcombe T. Green, Jr. with the Securities and Exchange Commission on March 28, 2000.

(d)(5) Letter from Green & Company, L.P. to WestPoint, dated March 24, 2000, incorporated by reference to Exhibit 6 to Schedule 13D/A filed by Holcombe T. Green, Jr. with the Securities and Exchange Commission on March 28, 2000.

(d)(6) Letter from Hall Family Investments, L.P. to WestPoint, dated March 24, 2000.

(d)(7)     Letter from Tom Ward to WestPoint, dated March 31, 2000.

(d)(8)     Letter from David C. Meek to WestPoint, dated March 31, 2000.

(d)(9)     Letter from Jack Toolan to WestPoint, dated March 31, 2000.

(d)(10)    Letter from Joan Amberg to WestPoint, dated March 31, 2000.

(d)(11)    Letter from Northeast Investors Trust to WestPoint, dated March 31,
           2000.



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